Exhibit 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-52723) of Cunningham Graphics International, Inc. of our reports dated February 19, 1999 with respect to the financial statements of Plainduty Limited and Workable Company Limited appearing on pages F-3 and F-23 of this Form 8-K/A.


/s/ PricewaterhouseCoopers
Hong Kong
March 29, 1999